Exhibit (p)

EXECUTION COPY

SUBSCRIPTION AGREEMENT

THIS SUBSCRIPTION AGREEMENT is entered into as of the 13th day of December, 2010, between Avenue Income Credit Strategies Fund, a statutory trust organized and existing under the laws of Delaware (the “Fund”), and Avenue Capital Management II, L.P. (the “Purchaser”).

WHEREAS, the Fund is an investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Fund proposes to issue and sell common shares of beneficial interest, par value $0.001 per share (the “Common Shares”), to the public pursuant to a registration statement on Form N-2 (the “Registration Statement”) filed with the Securities and Exchange Commission; and

WHEREAS, Section 14(a) of the 1940 Act requires each registered investment company to have a net worth of at least $100,000 before making a public offering of its common shares.

NOW, THEREFORE THE PARTIES HEREBY AGREE AS FOLLOWS:

1. Purchase and Sale of Common Shares.

1.1. Sale and Issuance of Common Shares. Subject to the terms and conditions of this Agreement, the Fund agrees to sell to the Purchaser, and the Purchaser agrees to purchase from the Fund, 5,240 Common Shares at a price per Common Share of $19.10 for an aggregate purchase price of $100,084.

2. Representations, Warranties and Covenants of the Purchaser. The Purchaser hereby represents and warrants to, and covenants for the benefit of, the Fund that:

2.1. Purchase Entirely for Own Account. This Agreement is made by the Fund with the Purchaser in reliance upon the Purchaser’s representation to the Fund, which by the Purchaser’s execution of this Agreement the Purchaser hereby confirms, that the Common Shares are being acquired for investment for the Purchaser’s own account, and not as a nominee or agent and not with a view to the resale or distribution by the Purchaser of any of the Common Shares, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the Common Shares, in either case in violation of any securities registration requirement under applicable law, but subject nevertheless to any requirement of law that the disposition of its property shall at all times be within its control. By executing this Agreement, the Purchaser further represents that the Purchaser does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Common Shares.

2.2. Investment Experience. The Purchaser acknowledges that it can bear the economic risk of the investment for an indefinite period of time and has such knowledge and experience in financial and business matters (and particularly in the business in which the Fund operates) as to be capable of evaluating the merits and risks of the investment in the Common Shares. The Purchaser is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act of 1933 (the “1933 Act”).

2.3. Restricted Securities. The Purchaser understands that the Common Shares it will receive will be “restricted securities” as defined in paragraph (a)(3) of Rule 144 of the General Rules and Regulations under the 1933 Act (“Rule 144”) inasmuch as they are being acquired from the Fund in a transaction not involving a public offering and that under such laws and applicable regulations such Common Shares may be resold without registration under the 1933 Act only in certain circumstances. In this connection, the Purchaser represents that it understands the resale limitations imposed by the 1933 Act and is generally familiar with the existing resale limitations imposed by Rule 144.

2.4. Further Limitations on Disposition. The Purchaser further agrees that the Common Shares will be sold only pursuant to an effective registration statement under the 1933 Act or an applicable exemption from the registration requirements contained therein.

2.5. Legends. It is understood that any certificate evidencing the Common Shares issued to the Purchaser pursuant hereto may bear either or both of the following legends:

(a)            “These securities have not been registered under the Securities Act of 1933. They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the Common Shares under such Act or an opinion of counsel reasonably satisfactory to the Trustees of the Avenue Income Credit Strategies Fund that such registration is not required.”

(b)            Any legend required by the laws of any other applicable jurisdiction.

(c)            The Purchaser and the Fund agree that the legend contained in the paragraph (a) above shall be removed at a holder’s request when they are no longer necessary to ensure compliance with federal securities laws.

2.6. Issuance of Common Shares. The Purchaser consents, as the sole holder of the Fund’s Common Shares and pursuant to Section 23(b)(2) of the 1940 Act, to the issuance by the Fund of Common Shares at a price per share as set forth in the underwriting agreement relating to the public offering of the Common Shares.

2.7. Assignability. The Purchaser’s right under this Agreement to purchase the Common Shares is not assignable.

2.8. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Avenue Income Credit Strategies Fund

By:	/s/ Randy Takian
	Name:	Randy Takian
	Title:	Chief Executive Officer & President

Avenue Capital Management II, L.P.

By:	Avenue Capital Management II GenPar, LLC, its general partner

By:	/s/ Sonia E. Gardner
	Name:	Sonia E. Gardner
	Title:	Managing Member